Exhibit 99.1

July 25, 2022 For Immediate Release

Press Release

Heartland Express, Inc. Reports Record Results for the Second Quarter of 2022

NORTH LIBERTY, IOWA - July 25, 2022 - Heartland Express, Inc. (Nasdaq: HTLD) announced today financial results for the three and six months ended June 30, 2022.

Three months ended June 30, 2022:
•Net Income of $76.9 million,
•Basic Earnings per Share of $0.97,
•Operating Income of $105.1 million,
•Operating Ratio of 44.1% and 78.9% Non-GAAP Adjusted Operating Ratio(1),
•Total Assets of $1.1 billion,
•Stockholders' Equity of $817.9 million,
•Operating Revenue of $187.8 million,
•Monetized a terminal property, resulting in a $73.2 million gain ($0.68 basic earnings per share),
•Cash Balance of $171.9 million.

Six months ended June 30, 2022:
•Net Income of $93.7 million, and Basic Earnings per Share of $1.19,
•Operating Revenue of $339.1 million,
•Operating Income of $127.5 million,
•Operating Ratio of 62.4% and 80.5% Non-GAAP Adjusted Operating Ratio(1).

Heartland Express Chief Executive Officer Mike Gerdin commented on the quarterly operating results and ongoing initiatives of the Company, "Our operating results for the three and six months ended June 30, 2022 delivered all-time company records in total assets and stockholders' equity. In addition, we completed the acquisition of Smith Transport on May 31, 2022, a well-run company built on a foundation of safe and professional drivers that further expands our family of operating brands. The operations of Smith Transport were immediately accretive to consolidated earnings in June 2022, the first month of operations with Heartland Express. The second quarter was also positively impacted by the sale of a terminal property that generated a $73.2 million gain on sale of the terminal asset. We have an extensive network of terminals and are continually reviewing opportunities for the acquisition or disposition of terminals in response to the real estate market and operational needs. The Millis Transfer success story continued during the 2nd quarter. Millis Transfer achieved their best quarter of operating results with a sub 80's operating ratio in the second quarter of 2022. Millis Transfer started with an operating ratio in the mid-90’s immediately following our acquisition in 2019 and has improved significantly to have achieved a sub-80's operating ratio in less than three years."

"Freight demand in the second quarter of 2022 softened sequentially to the first quarter of 2022. While the current levels are down compared against the unprecedented levels experienced in the later months of 2021, we continue to have significantly more opportunities to haul freight than we are able to cover with our existing fleet and available drivers. Given what we have experienced and based on feedback from our strong group of customers, we expect volatile freight demand throughout 2022 but at volumes that will continue to exceed our available capacity. Hiring and retention challenges continue to exist for our consolidated company and for the entire industry. We remain committed to ongoing investments in our drivers, to ensure they receive a rewarding level of compensation along with the tools to have a safe and successful career at Heartland Express, Millis Transfer, and Smith Transport.”

Mr. Gerdin continued, "At the end of the quarter we had $171.9 million in cash, and debt and financing lease obligations of $45.7 million. We have historically deployed our cash reserves to capitalize on the best strategic opportunity, whether it be for regular and special dividends, repurchasing shares of our common stock, ongoing capital investment, paying down debt acquired in an acquisition, or for future acquisition opportunities. We continue to explore and analyze the best strategic opportunities available for our company and our stockholders. We are extremely proud of our drivers and employees and what we have accomplished. We believe we continue to be well positioned for the future with a great team, three well known and profitable operating brands, efficient operations, and a strong balance sheet.”

Financial Results

Heartland Express ended the second quarter of 2022 with operating revenues of $187.8 million, compared to $154.1 million in the second quarter of 2021, an increase of $33.7 million. Operating revenues for the quarter included fuel surcharge revenues of $36.4 million, compared to $19.1 million in the same period of 2021. Operating income for the three-month period ended June 30, 2022 was $105.1 million, an increase of $77.7 million (284.1%) as compared to the same period of the prior year. Net income was $76.9 million, compared to $20.7 million in the second quarter of 2021, an increase of 270.8%. Basic earnings per share were $0.97 during the quarter as compared to $0.26 during the same period of 2021. The Company posted an operating ratio of 44.1%, non-GAAP adjusted operating ratio(1) of 78.9%, and a 40.9% net margin (net income as a percentage of operating revenues) in the second quarter of 2022 compared to 82.3%, 79.7%, and 13.5%, respectively, in the second quarter of 2021.

For the six months ended June 30, 2022, Heartland Express delivered operating revenues of $339.1 million, compared to $306.5 million in the same period of 2021, an increase of $32.6 million. Operating revenues for the period included fuel surcharge revenues of $60.3 million, compared to $35.9 million in the same period of 2021. Operating income for the six-month period ended June 30, 2022 was $127.5 million, an increase of $81.8 million (179.3%) as compared to the same period of the prior year. Net income was $93.7 million, compared to $34.5 million in the same period of the prior year, an increase of 171.7%. Basic earnings per share were $1.19 during the six-month period as compared to $0.43 during the same period of 2021. The Company posted an operating ratio of 62.4%, non-GAAP adjusted operating ratio(1) of 80.5%, and a 27.6% net margin (net income as a percentage of operating revenues) for the six months ended June 30, 2022 compared to 85.1%, 83.1%, and 11.2%, respectively, in the same period of the prior year.

Balance Sheet, Liquidity, and Capital Expenditures

As of June 30, 2022, the Company had $171.9 million in cash balances, an increase of $14.1 million (8.9%), since December 31, 2021. Debt and financing lease obligations of $45.7 million at June 30, 2022 were assumed as part of the Smith Transport acquisition. There were no borrowings under the Company's unsecured line of credit at June 30, 2022. The Company had $14.9 million in available borrowing capacity on the line of credit as of June 30, 2022 after consideration of $10.1 million outstanding letters of credit. The Company continues to be in compliance with associated financial covenants. The Company ended the quarter with total assets of $1.1 billion and stockholders' equity of $817.9 million, both all-time records.

Net cash flows from operations for the first six months of 2022 were $58.5 million, 17.3% of operating revenue. The primary use of cash was $122.0 million for the acquisition of Smith Transport, partially offset by a cash inflow of $79.2 million for net terminal and revenue equipment activity during the six-month period ended June 30, 2022.

The average age of the Company's consolidated tractor fleet was 1.9 years as of June 30, 2022 compared to 1.8 years on June 30, 2021. The average age of the Company's consolidated trailer fleet was 4.6 years as of June 30, 2022 compared to 3.6 years on June 30, 2021. The Company currently anticipates a total of approximately $65 to $75 million of net capital expenditures for revenue equipment and ongoing terminal projects over the remainder of 2022, but is contingent upon the current market challenges of pricing and availability.
The Company continues its commitment to stockholders through the payment of cash dividends. A regular dividend of $0.02 per share was declared during the second quarter of 2022 and paid on July 7, 2022. The Company has now paid cumulative cash dividends of $539.4 million, including four special dividends, ($2.00 in 2007, $1.00 in 2010, $1.00 in 2012, and $0.50 in 2021) over the past seventy-six consecutive quarters since 2003. Our outstanding shares at June 30, 2022 were 78.9 million. A total of 4.7 million shares of common stock have been repurchased for $82.8 million over the past five years. The Company has the ability to repurchase an additional 6.6 million shares under the current authorization which would result in 72.3 million outstanding shares if fully executed.

Other Information

Operating revenue excluding fuel surcharge revenue, adjusted operating income, and adjusted operating ratio are non-GAAP financial measures and are not intended to replace financial measures calculated in accordance with GAAP. These non-GAAP financial measures supplement our GAAP results. We believe that using these measures affords a more consistent basis for comparing our results of operations from period to period. The information required by Item 10(e) of Regulation S-K under the Securities Act of 1933 and the Securities Exchange Act of 1934 and Regulation G under the Securities Exchange Act of 1934, including a reconciliation to the most directly comparable financial measure calculated in accordance with GAAP, is included in the table at the end of this press release.

This press release may contain statements that might be considered as forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be identified by their use of terms or phrases such as “seek,” “expects,” “estimates,” “anticipates,” “projects,” “believes,” “hopes,” “plans,” “goals,” “intends,” “may,” “might,” “likely,” “will,” “should,” “would,” “could,” “potential,” “predict,” “continue,” “strategy,” “future,” “outlook,” and similar terms and phrases. In this press release, the statements relating to freight supply and demand, the market for drivers, our ability to react to changing market conditions, operational improvements, progress toward our goals, deployment of cash reserves, future capital expenditures, future terminal acquisitions and dispositions, and future stock repurchases are forward-looking statements. Such statements are based on management's belief or interpretation of information currently available. These statements and assumptions involve certain risks and uncertainties, and undue reliance should not be placed on such statements. Actual events may differ materially from those set forth in, contemplated by, or underlying such statements as a result of numerous factors, including, without limitation, those specified in the Company's Annual Report on Form 10-K for the year ended December 31, 2021. The Company assumes no obligation to update any forward-looking statements, which speak as of their respective dates.

Contact: Heartland Express, Inc. (319-645-7060) Mike Gerdin, Chief Executive Officer Chris Strain, Chief Financial Officer

HEARTLAND EXPRESS, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
OPERATING REVENUE	$187,821	$154,128	$339,097	$306,530

OPERATING EXPENSES:
Salaries, wages, and benefits	$65,869	$62,931	$124,506	$127,713
Rent and purchased transportation	3,127	1,009	3,874	1,973
Fuel	42,046	24,804	71,758	48,961
Operations and maintenance	6,066	5,670	11,146	11,358
Operating taxes and licenses	3,352	3,413	6,562	7,034
Insurance and claims	6,339	4,678	11,905	10,117
Communications and utilities	1,126	967	2,204	2,193
Depreciation and amortization	24,309	25,956	47,620	52,882
Other operating expenses	12,244	5,204	18,042	10,756
Gain on disposal of property and equipment	(81,712)	(7,855)	(85,970)	(12,088)

	82,766	126,777	211,647	260,899

Operating income	105,055	27,351	127,450	45,631

Interest income	260	175	406	312
Interest expense	(174)	—	(174)	—

Income before income taxes	105,141	27,526	127,682	45,943

Federal and state income taxes	28,235	6,784	34,001	11,466

Net income	$76,906	$20,742	$93,681	$34,477

Earnings per share
Basic	$0.97	$0.26	$1.19	$0.43
Diluted	$0.97	$0.26	$1.19	$0.43

Weighted average shares outstanding
Basic	78,934	79,906	78,931	80,028
Diluted	78,959	79,957	78,956	80,081

Dividends declared per share	$0.02	$0.02	$0.04	$0.04

HEARTLAND EXPRESS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except per share amounts) (unaudited)
	June 30,	December 31,
ASSETS	2022	2021
CURRENT ASSETS
Cash and cash equivalents	$171,879	$157,742
Trade receivables, net	95,712	52,812
Prepaid tires	8,570	9,168
Other current assets	19,955	9,406
Income taxes receivable	—	4,095
Total current assets	296,116	233,223

PROPERTY AND EQUIPMENT	749,751	710,760
Less accumulated depreciation	238,944	222,845
	510,807	487,915
GOODWILL AND OTHER INTANGIBLES, NET	258,030	190,650
OTHER ASSETS	19,454	16,754
OPERATING LEASE RIGHT OF USE ASSETS	28,796	—
	$1,113,203	$928,542
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$28,804	$20,538
Compensation and benefits	27,778	21,411
Insurance accruals	15,859	15,677
Long-term debt - current portion	2,304	—
Operating lease liabilities - current portion	14,318	—
Finance lease liabilities - current portion	7,544	—
Income taxes payable	13,335	—
Other accruals	16,410	13,968
Total current liabilities	126,352	71,594
LONG-TERM LIABILITIES
Income taxes payable	6,461	5,491
Long-term debt less current portion	8,623	—
Operating lease liabilities less current portion	14,478	—
Finance lease liabilities less current portion	27,199	—
Deferred income taxes, net	77,262	89,971
Insurance accruals less current portion	34,926	34,384
Total long-term liabilities	168,949	129,846
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Capital stock, common, $.01 par value; authorized 395,000 shares; issued 90,689 in 2022 and 2021; outstanding 78,936 and 78,923 in 2022 and 2021, respectively	907	907
Additional paid-in capital	4,191	4,141
Retained earnings	1,014,898	924,375
Treasury stock, at cost; 11,753 and 11,766 in 2022 and 2021, respectively	(202,094)	(202,321)
	817,902	727,102
	$1,113,203	$928,542

(1)

GAAP to Non-GAAP Reconciliation Schedule:
Operating revenue excluding fuel surcharge revenue, adjusted operating income, and adjusted operating ratio reconciliation (a)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(Unaudited, in thousands)		(Unaudited, in thousands)

Operating revenue	$187,821	$154,128	$339,097	$306,530
Less: Fuel surcharge revenue	36,377	19,132	60,346	35,916
Operating revenue, excluding fuel surcharge revenue	151,444	134,996	278,751	270,614

Operating expenses	82,766	126,777	211,647	260,899
Less: Fuel surcharge revenue	36,377	19,132	60,346	35,916
Less: Gain on sale of a terminal property	(73,175)	—	(73,175)	—
Adjusted operating expenses	119,564	107,645	224,476	224,983

Operating income	105,055	27,351	127,450	45,631
Adjusted operating income	31,880	27,351	54,275	45,631

Operating ratio	44.1%	82.3%	62.4%	85.1%
Adjusted operating ratio	78.9%	79.7%	80.5%	83.1%

(a) Operating revenue excluding fuel surcharge revenue, as reported in this press release is based upon operating revenue minus fuel surcharge revenue. Adjusted operating income as reported in this press release is based upon operating revenue excluding fuel surcharge revenue, less operating expenses, net of fuel surcharge revenue and the gain on sale of a terminal property. Adjusted operating ratio as reported in this press release is based upon operating expenses, net of fuel surcharge revenue and the gain on sale of terminal property, as a percentage of operating revenue excluding fuel surcharge revenue. We believe that operating revenue excluding fuel surcharge revenue, adjusted operating income, and adjusted operating ratio are more representative of our underlying operations by excluding the volatility of fuel prices, which we cannot control. Operating revenue excluding fuel surcharge revenue, adjusted operating income, and adjusted operating ratio are not substitutes for operating revenue, operating income, or operating ratio measured in accordance with GAAP. There are limitations to using non-GAAP financial measures. Although we believe that operating revenue excluding fuel surcharge revenue, adjusted operating income, and adjusted operating ratio improve comparability in analyzing our period-to-period performance, they could limit comparability to other companies in our industry if those companies define such measures differently. Because of these limitations, operating revenue excluding fuel surcharge revenue, adjusted operating income, and adjusted operating ratio should not be considered measures of income generated by our business or discretionary cash available to us to invest in the growth of our business. Management compensates for these limitations by primarily relying on GAAP results and using non-GAAP financial measures on a supplemental basis.